Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three Months Ended March 31, 2020

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, May 4, 2020 – Bogota Financial Corp. (the “Company”) (NASDAQ: BSBK), the holding company for Bogota Savings Bank (the “Bank”), reported a net loss for the three months ended March 31, 2020 of $1.3 million, compared to net income of $362,000 for the comparable prior year period. The Bank contributed cash and stock with a value of $2.9 million ($2.1 million after-tax) to the Bogota Charitable Foundation this quarter. Without this contribution, net income would have been $734,000, which was $372,000, or 102.8%, higher than the comparable prior year period.

On January 15, 2020, the Company became the holding company for the Bank when it closed its stock offering in connection with the completion of the reorganization of the Bank into a two-tier mutual holding company form of organization. The Company sold 5,657,735 shares of common stock at a price of $10 per share, for gross proceeds of $56.6 million. In connection with the reorganization, the Company also issued 263,150 shares of common stock and $250,000 in cash to Bogota Savings Bank Charitable Foundation, Inc., and 7,236,640 shares of common stock to Bogota Financial, MHC, and its New Jersey-chartered mutual holding company. Shares of the Company’s common stock began trading on January 16, 2020 on the Nasdaq Capital Market under the trading symbol “BSBK.”

Other Financial Highlights:

•

Total assets decreased $57.9 million, or 7.6%, to $708.7 million from December 31, 2019. Unfilled subscriptions of $41.5 million from the stock offering were returned during the three months ended March 31, 2020. Excluding these funds as of December 31, 2019, total assets decreased by 2.3% during the three months ended March 31, 2020.

•	Net loans increased $9.5 million, or 1.8%, to $546.7 million from December 31, 2019.

•	Total deposits were $477.6 million, decreasing $20.1 million, or 4.1%, during the three months ended March 31, 2020.

•

Return on average assets was (0.75%) for the three-month period ended March 31, 2020 compared to 0.22% for the corresponding period of 2019. Without the charitable foundation contribution, the return on average assets would have been .41% for the three-month period ended March 31, 2020.

•

Return on average equity was (5.97%) for the three-month period compared to 2.02% for the same period of 2019. Without the charitable foundation contribution, the return on average equity would have been 3.27% for the three-month period ended March 31, 2020.

As a qualified Small Business Administration lender, we were automatically authorized to originate loans under the Paycheck Protection Program (“PPP”). As of April 30, 2020, we have received and processed approximately 72 PPP applications totaling approximately $9.6 million.

We are also providing assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to modify their loans. As of April 30, 2020, we had approved loan modifications for 8.1% of the total loan portfolio allowing them to defer principal and/or interest payments. We anticipate the need for this program to continue in the coming weeks.

Joseph Coccaro, President and Chief Executive Officer, said, “During the first quarter we successfully converted the Bank to a two-tier mutual holding company structure. We are pleased with our continued strategy to expand our loan portfolio and the positive overall impacts of doing so on assets and income. We continue our efforts to expand our market presence, improve and expand our technology platform and offerings and manage our interest rate risk. We have been pleased with our excellent loan quality, and low loan delinquencies during the quarter.”

Mr. Coccaro continued, “The COVID-19 pandemic has created turmoil around the globe. Virtually all businesses have been impacted by the mandated business closures and restrictions. Thankfully banking is an essential business and we are working very hard helping our customers with emergency funding, loan deferrals and assistance with the PPP. I am hopeful that through the funding of the PPP, most businesses will rebound and there will be a recovery. The economic impact of the COVID-19 pandemic on the company’s operation was not impacted during the first three months ended March 31, 2020. However, there could be an impact on the company’s financials going forward due to but not limited to, increase in loan delinquencies, problem assets, foreclosures, decline in collateral value and an increase in allowance for loan losses. We expect additional growth in the second quarter due to the volume of PPP loans we originated; however, the impact on our balance sheet should be temporary. I am optimistic community banking will continue to prosper by supporting individuals and small business looking for a community bank.”

Income Statement Analysis

Compared to the first quarter of 2019, net interest income increased $269,000, or 9.6%, to $3.1 million. Our net interest margin increased from 1.77% to 1.79%, while the ratio of average interest-earning assets to average interest-bearing liabilities improved 9.5% to 121.87%. The increase in net interest margin during 2020 was mostly due to the higher ratio of average interest-earning assets to average interest-bearing liabilities.

We recorded a $25,000 provision for loan losses for the three months ended March 31, 2020 compared to no provision for loans losses for the same period last year. Higher loan balances was the reason for the provision, as credit quality for the Bank remained very strong.

Non-interest income was $121,000 for the three months ended March 31, 2020, a decrease of $19,000, or 13.5%, compared to $140,000 in the prior year. Lower mortgage late charges and servicing fees was the primary reason for the decline.

For the first quarter of 2020, non-interest expenses increased $2.6 million to $5.1 million, over the comparable 2019 period.    Data processing cost decreased $418,000 or 74.1% due to de-conversion expenses in 2019 for the data processing conversion. Expenses for the three months ended March 31, 2020 included a $2.9 million contribution to the Bogota Charitable Foundation that was formed during the reorganization of the Bank into a two-tier mutual holding company form of organization. The increase of other general operating expenses was mainly due to increases in professional fees associated with the expense of becoming a public company. Without the contribution to the charitable foundation in 2020 and the de-conversion expense in 2019 non-interest expenses increased $9,000 to $2.2 million.

Balance Sheet Analysis

Total assets were $708.7 million at March 31, 2020, representing a decrease of $57.9 million, or 7.6%, from December 31, 2019. Net loans increased $9.5 million or 1.8%, due to new productions of $23.9 million of primarily real estate loans (65% residential and 35% commercial), which were partially offset by $14.4 million in repayments. Securities held to maturity decreased $4.7 million mostly due to maturities in municipal bonds and government agency bonds that were not replaced. Cash and due from banks decreased $62.2 million during the period primarily because of $41.5 million in offering subscriptions that were refunded due to the oversubscription of the stock offering.

Delinquent loans increased $196,000, or 34.5%, during the three month period ending March 31, 2020, finishing at 0.1% of total loans, or $765,000. During the same timeframe, non-performing assets decreased $3,000, or 0.5%, to $587,000. Our allowance for loan losses as a percentage of total gross loans was 0.37% at March 31, 2020.

Total liabilities decreased $107.6 million, or 15.6%, to $584.1 million mainly due to $90.4 million in gross subscriptions that was either converted to common stock or returned for oversubscription. Deposits decreased $20.1 million or 4.1% mostly due to a decrease in certificate of deposits as the Bank had a high volume of maturities that not all of were renewed. Federal Home Loan Bank advances increased $2.2 million or 2.3% as borrowings were available at lower rates than deposits.

Stockholders’ equity increased $49.7 million to $124.7 million, primarily due to the completion of the reorganization of the Bank into a two-tier mutual holding company for of organization. At March 31, 2020, the Company’s ratio of average stockholders’ equity-to-total assets was 16.27%, compared to 10.96% at December 31, 2019.

EXPLANATORY NOTE

The Company was formed to serve as the mid-tier stock holding company for the Bank in connection with the reorganization of the Bank and its mutual holding company, Bogota Financial, MHC, into the two-tier mutual holding company structure. As of December 31, 2019 and for the three months ended March 31, 2019, the reorganization had not been completed and the Company had no assets or liabilities and had not conducted any business activities other than organizational activities. Accordingly, the unaudited financial statements and other financial information at and for the 2019 periods contained relate solely to the consolidated financial results of the Bank.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from two offices located in Bogota and Teaneck, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us. as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2020	December 31, 2019
	(unaudited)	(audited)
Assets
Cash and due from banks	$5,498,502	$5,176,241
Interest-bearing deposits in other banks	60,212,447	122,686,318

Cash and cash equivalents	65,710,949	127,862,559
Securities available for sale	13,242,209	13,748,561
Securities held to maturity (fair value of $52,485,507 and $56,582,299, respectively)	51,424,212	56,093,317
Loans, net of allowance of $2,041,174 and $2,016,174, respectively	546,671,229	537,157,217
Premises and equipment, net	4,163,073	4,196,753
Federal Home Loan Bank (FHLB) stock	5,757,900	5,672,700
Accrued interest receivable	2,068,457	2,021,360
Bank owned life insurance	17,509,455	17,409,745
Other assets	2,196,996	2,450,042

Total Assets	$708,744,480	$766,612,254

Liabilities and Stockholders’ Equity
Liabilities
Non-interest bearing	$17,484,301	$16,122,231
Interest bearing	460,121,716	481,627,221

Total Deposits	477,606,017	497,749,452
FHLB advances	99,318,225	97,092,484
Advance payments by borrowers for taxes and insurance	3,248,559	3,191,706
Subscription offering proceeds	—	90,349,840
Other liabilities	3,881,309	3,250,925

Total liabilities	584,055,110	691,634,407

Stockholders’ Equity
Stockholders’ equity	124,689,370	74,977,847

Total liabilities and stockholders’ equity	$708,744,480	$766,612,254

BOGOTA FINANCIAL CORP. CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended March 31,
	2020	2019
	(unaudited)
Interest income
Loans	$5,097,251	$4,943,798
Securities
Taxable	431,053	477,220
Tax-exempt	11,661	40,228
Other interest-earning assets	377,363	229,366

Total interest income	5,917,328	5,690,612

Interest expense
Deposits	2,316,321	2,433,994
FHLB advances	517,072	441,578

Total interest expense	2,833,393	2,875,572

Net interest income	3,083,935	2,815,040
Provision for loan losses	25,000	—

Net interest income after provision for loan losses	3,058,935	2,815,040

Non-interest income
Fees and service charges	19,717	28,483
Bank owned life insurance	99,711	100,097
Other	1,954	11,795

Total non-interest income	121,382	140,375

Non-interest expense
Salaries and employee benefits	1,257,598	1,253,831
Occupancy and equipment	169,540	175,364
FDIC insurance assessment	45,000	45,088
Data processing	146,025	564,103
Advertising	59,634	60,000
Director fees	186,281	169,564
Professional fees	132,333	60,000
Contribution to Charitable Foundation	2,881,500	—
Other	194,703	178,187

Total non-interest expense	5,072,614	2,506,137

(Loss) Income before income taxes	(1,892,297)	449,278
Income tax (benefit) expense	(554,714)	87,460

Net (loss) income	$(1,337,583)	$361,818

BOGOTA FINANCIAL CORP. SELECTED RATIOS
	At or For the Three Months Ended March 31,
	2020	2019
Performance Ratios (1):
Return on average assets (2)	(0.75)%	0.22%
Return on average equity (3)	(5.97)%	2.02%
Interest rate spread (4)	1.42%	1.56%
Net interest margin (5)	1.79%	1.77%
Efficiency ratio (6)	158.26%	84.80%
Average interest-earning assets to average interest-bearing liabilities	121.87%	111.30%
Net loans to deposits	114.46%	102.39%
Equity to assets (7)	16.27%	10.96%

Capital Ratios:
Tier 1 capital (to adjusted total assets)	17.39%	11.01%
Tier 1 capital (to risk-weighted assets)	28.52%	17.63%
Total capital (to risk-weighted assets)	28.98%	18.12%
Common equity Tier 1 capital (to risk-weighted assets)	28.52%	17.63%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.37%	0.37%
Allowance for loan losses as a percent of non-performing loans	347.89%	373.00%
Net recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percent of total loans	0.11%	0.10%
Non-performing assets as a percent of total assets	0.08%	0.08%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2020 and 2019.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.